UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________
SCHEDULE 13D
Under the Securities Exchange Act of 1934
(Amendment No. 3)*
____________________________
Global Ship Lease, Inc.
(Name of Issuer)
____________________________
Class A Common Shares, par value $0.01 per share
(Title of Class of Securities)
Y27183600
(CUSIP Number)
____________________________
William Woo
c/o Kelso & Company
320 Park Avenue, 24th Floor
New York, New York 10022
Telephone: (212) 751-3939
(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)
____________________________
July 1, 2021
(Date of Event Which Requires Filing of This Statement)
____________________________
If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐
Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.
*
The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP: Y27183600
1.	Name of Reporting Person KEP VI (Newco Marine), Ltd.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds OO
5.	Check Box is Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 4,785,202
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 4,785,202
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,785,202
12.	Check if the Aggregate Amount in Row 11 Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row 11 13.2%
14.	Type of Reporting Person PN

CUSIP: Y27183600
1.	Name of Reporting Person KEP VI (Cayman), L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds OO
5.	Check Box is Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 4,785,202
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 4,785,202
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,785,202
12.	Check if the Aggregate Amount in Row 11 Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row 11 13.2%
14.	Type of Reporting Person PN

CUSIP: Y27183600
1.	Name of Reporting Person KEP VI (Cayman) GP Ltd.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds OO
5.	Check Box is Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 4,785,202
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 4,785,202
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,785,202
12.	Check if the Aggregate Amount in Row 11 Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row 11 13.2%
14.	Type of Reporting Person PN

CUSIP: Y27183600
1.	Name of Reporting Person KIA VIII (Newco Marine), Ltd.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds OO
5.	Check Box is Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 4,785,202
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 4,785,202
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,785,202
12.	Check if the Aggregate Amount in Row 11 Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row 11 13.2%
14.	Type of Reporting Person PN

CUSIP: Y27183600
1.	Name of Reporting Person KIA VIII (International), L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds OO
5.	Check Box is Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 4,785,202
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 4,785,202
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,785,202
12.	Check if the Aggregate Amount in Row 11 Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row 11 13.2%
14.	Type of Reporting Person PN

CUSIP: Y27183600
1.	Name of Reporting Person Kelso GP VIII (Cayman), L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds OO
5.	Check Box is Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 4,785,202
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 4,785,202
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,785,202
12.	Check if the Aggregate Amount in Row 11 Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row 11 13.2%
14.	Type of Reporting Person PN

CUSIP: Y27183600
1.	Name of Reporting Person Kelso GP VIII (Cayman) Ltd.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds OO
5.	Check Box is Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 4,785,202
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 4,785,202
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,785,202
12.	Check if the Aggregate Amount in Row 11 Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row 11 13.2%
14.	Type of Reporting Person PN

CUSIP: Y27183600
1.	Name of Reporting Person Philip E. Berney
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds OO
5.	Check Box is Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 4,785,202
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 4,785,202
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,785,202
12.	Check if the Aggregate Amount in Row 11 Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row 11 13.2%
14.	Type of Reporting Person IN

CUSIP: Y27183600
1.	Name of Reporting Person Frank K. Bynum, Jr.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds OO
5.	Check Box is Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 4,785,202
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 4,785,202
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,785,202
12.	Check if the Aggregate Amount in Row 11 Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row 11 13.2%
14.	Type of Reporting Person IN

CUSIP: Y27183600
1.	Name of Reporting Person James J. Connors, II
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds OO
5.	Check Box is Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 4,785,202
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 4,785,202
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,785,202
12.	Check if the Aggregate Amount in Row 11 Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row 11 13.2%
14.	Type of Reporting Person IN

CUSIP: Y27183600
1.	Name of Reporting Person Michael B. Goldberg
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds OO
5.	Check Box is Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 4,785,202
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 4,785,202
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,785,202
12.	Check if the Aggregate Amount in Row 11 Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row 11 13.2%
14.	Type of Reporting Person IN

CUSIP: Y27183600
1.	Name of Reporting Person Frank J. Loverro
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds OO
5.	Check Box is Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 4,785,202
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 4,785,202
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,785,202
12.	Check if the Aggregate Amount in Row 11 Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row 11 13.2%
14.	Type of Reporting Person IN

CUSIP: Y27183600
1.	Name of Reporting Person George E. Matelich
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds OO
5.	Check Box is Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 4,785,202
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 4,785,202
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,785,202
12.	Check if the Aggregate Amount in Row 11 Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row 11 13.2%
14.	Type of Reporting Person IN

CUSIP: Y27183600
1.	Name of Reporting Person Church M. Moore
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds OO
5.	Check Box is Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 4,785,202
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 4,785,202
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,785,202
12.	Check if the Aggregate Amount in Row 11 Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row 11 13.2%
14.	Type of Reporting Person IN

CUSIP: Y27183600
1.	Name of Reporting Person Frank T. Nickell
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds OO
5.	Check Box is Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 4,785,202
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 4,785,202
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,785,202
12.	Check if the Aggregate Amount in Row 11 Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row 11 13.2%
14.	Type of Reporting Person IN

CUSIP: Y27183600
1.	Name of Reporting Person Stanley de J. Osborne
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds OO
5.	Check Box is Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 4,785,202
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 4,785,202
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,785,202
12.	Check if the Aggregate Amount in Row 11 Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row 11 13.2%
14.	Type of Reporting Person IN

CUSIP: Y27183600
1.	Name of Reporting Person David I. Wahrhaftig
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds OO
5.	Check Box is Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 4,785,202
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 4,785,202
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,785,202
12.	Check if the Aggregate Amount in Row 11 Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row 11 13.2%
14.	Type of Reporting Person IN

CUSIP: Y27183600
1.	Name of Reporting Person Thomas R. Wall, IV
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds OO
5.	Check Box is Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 4,785,202
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 4,785,202
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,785,202
12.	Check if the Aggregate Amount in Row 11 Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row 11 13.2%
14.	Type of Reporting Person IN

CUSIP: Y27183600
1.	Name of Reporting Person Christopher L. Collins
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds OO
5.	Check Box is Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 4,785,202
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 4,785,202
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,785,202
12.	Check if the Aggregate Amount in Row 11 Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row 11 13.2%
14.	Type of Reporting Person IN

CUSIP: Y27183600
1.	Name of Reporting Person Anna Lynn Alexander
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds OO
5.	Check Box is Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 4,785,202
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 4,785,202
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,785,202
12.	Check if the Aggregate Amount in Row 11 Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row 11 13.2%
14.	Type of Reporting Person IN

CUSIP: Y27183600
1.	Name of Reporting Person Howard A. Matlin
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds OO
5.	Check Box is Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 4,785,202
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 4,785,202
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,785,202
12.	Check if the Aggregate Amount in Row 11 Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row 11 13.2%
14.	Type of Reporting Person IN

CUSIP: Y27183600
1.	Name of Reporting Person Stephen C. Dutton
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds OO
5.	Check Box is Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 4,785,202
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 4,785,202
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,785,202
12.	Check if the Aggregate Amount in Row 11 Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row 11 13.2%
14.	Type of Reporting Person IN

CUSIP: Y27183600
1.	Name of Reporting Person Matthew S. Edgerton
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds OO
5.	Check Box is Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 4,785,202
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 4,785,202
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,785,202
12.	Check if the Aggregate Amount in Row 11 Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row 11 13.2%
14.	Type of Reporting Person IN

CUSIP: Y27183600
1.	Name of Reporting Person Henry Mannix III
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds OO
5.	Check Box is Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 4,785,202
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 4,785,202
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,785,202
12.	Check if the Aggregate Amount in Row 11 Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row 11 13.2%
14.	Type of Reporting Person IN

CUSIP: Y27183600
1.	Name of Reporting Person William Woo
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds OO
5.	Check Box is Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 4,785,202
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 4,785,202
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,785,202
12.	Check if the Aggregate Amount in Row 11 Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row 11 13.2%
14.	Type of Reporting Person IN

Note
Amendment No. 1 to Schedule 13D (“Amendment No. 1”) and Amendment No. 2 to Schedule 13D (“Amendment No. 2”) were filed with the Securities and Exchange Commission (“SEC”) on October 4, 2019 and May 5, 2021 to amend the Schedule 13D which was originally filed with the SEC on November 26, 2018.
This Amendment No. 3 to Schedule 13D (“Amendment No. 3”) is being filed to amend the Schedule 13D which was originally filed with the SEC on November 26, 2018 as amended by Amendment No. 1 and Amendment No. 2.  This Amendment No. 3 amends and supplements the Schedule 13D as specifically set forth herein.
All capitalized terms contained but not otherwise defined herein shall have the meanings ascribed to such terms in the Schedule 13D.  Information given in response to each item shall be deemed incorporated by reference in all other items, as applicable.
The disclosure herein reflects a sale of 3,378,319 Class A Common Shares and is based on 36,283,468 Class A Common Shares outstanding as of March 31, 2021 as disclosed in Exhibit 99.2 to the Current Report on Form 6-K filed by the Issuer with the SEC on May 12, 2021.

Item 5	Interest in Securities of the Issuer:
Item 5 of the Schedule 13D is hereby amended and supplemented by the addition of the following:
On July 1, 2021 the Reporting Persons sold an aggregate of 3,378,319 Class A Common Shares at a price of $17.75 per share through a block trade made in reliance on Rule 144 under the Securities Act of 1933, resulting in an aggregate beneficial ownership by such Reporting Persons of 4,785,202 Class A Common Shares, which represents 13.2% of the 36,283,486 Class A Common Shares outstanding as of March 31, 2021, as disclosed in Exhibit 99.2 to the Current Report on Form 6-K filed by the Issuer with the SEC on May 12, 2021.
None of the Reporting Persons has effected any other transactions in Class A Common Shares during the past 60 days.

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.
Date: July 9, 2021
KEP VI (Newco Marine), Ltd.

By:	/s/ William Woo
Name:	William Woo
Title:	Vice President and General Counsel

KEP VI (Cayman), L.P. By: KEP VI (Cayman) GP Ltd., its General Partner

By:	/s/ William Woo
Name:	William Woo
Title:	Director and Vice President

KEP VI (Cayman) GP Ltd.

By:	/s/ William Woo
Name:	William Woo
Title:	Director and Vice President

KIA VIII (Newco Marine), Ltd.

By:	/s/ William Woo
Name:	William Woo
Title:	Vice President

KIA VIII (International), L.P. By: Kelso GP VIII (Cayman), L.P., its General Partner By: Kelso GP VIII (Cayman) Ltd., its General Partner

By:	/s/ William Woo
Name:	William Woo
Title:	Director and Vice President

Kelso GP VIII (Cayman), L.P.
By: Kelso GP VIII (Cayman) Ltd., its general partner

By:	/s/ William Woo
Name:	William Woo
Title:	Director and Vice President

Kelso GP VIII (Cayman) Ltd.
By:	/s/ William Woo
Name:	William Woo
Title:	Director and Vice President

PHILIP E. BERNEY

Signature:	*

FRANK K. BYNUM, JR.

Signature:	*

JAMES J. CONNORS, II

Signature:	*

MICHAEL B. GOLDBERG

Signature:	*

FRANK J. LOVERRO

Signature:	*

GEORGE E. MATELICH

Signature:	*

CHURCH M. MOORE

Signature:	*

FRANK T. NICKELL

Signature:	*

STANLEY DE J. OSBORNE

Signature:	*

DAVID I. WAHRHAFTIG

Signature:	*

THOMAS R. WALL, IV

Signature:	*

CHRISTOPHER L. COLLINS

Signature:	*

ANNA LYNN ALEXANDER

Signature:	*

HOWARD A. MATLIN

Signature:	*

STEPHEN C. DUTTON

Signature:	*

MATTHEW S. EDGERTON

Signature:	*

HENRY MANNIX III

Signature:	*

WILLIAM WOO

Signature:	/s/ William Woo

*By:	/s/ William Woo
William Woo
Attorney-in-fact